Exhibit 99.3

STANDARD BIOTOOLS AND SOMALOGIC UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 4, 2023, Standard BioTools Inc. (“Standard BioTools”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SomaLogic, Inc. (“SomaLogic”) and Martis Merger Sub Inc. (“Merger Sub”). The merger contemplated by the Merger Agreement was implemented through a merger of Merger Sub with and into SomaLogic, with SomaLogic becoming a wholly owned subsidiary of Standard BioTools (the “Merger”). The Merger closed on the morning of January 5, 2024, prior to market opening (the “Effective Time”).

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Standard BioTools and SomaLogic; and is adjusted to give effect to the Merger. Under the terms of the Merger Agreement, upon consummation of the Merger, SomaLogic shareholders will receive 1.11 shares (the “Exchange Ratio”) of Standard BioTools common stock (“Standard BioTools Common Stock”) for each share of SomaLogic common stock (“SomaLogic Common Stock”) issued and outstanding as of the Effective Time and cash in lieu of the fractional shares. In connection with the Merger, all SomaLogic Common Stock were cancelled and converted into the right to receive Standard BioTools Common Stock. Based on a stock price of $2.00 as of the open of market on January 5, 2024, the purchase price is approximately $441.5 million. Upon the close of the Merger, Standard BioTools shareholders own approximately 43% of the combined company, and SomaLogic shareholders own approximately 57% of the combined company on a fully diluted basis. The combined company is accounting for the transaction as a business combination between Standard BioTools and SomaLogic using the acquisition method of accounting with Standard BioTools as the accounting acquirer.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2023, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022, and the nine months ended September 30, 2023, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated balance sheets of Standard BioTools and SomaLogic as of September 30, 2023 and gives effect to the Merger as if it occurred on September 30, 2023. The unaudited pro forma condensed combined statements of operations combine the historical results of Standard BioTools and SomaLogic for the year ended December 31, 2022 and the nine months ended September 30, 2023 and give effect to the Merger as if it occurred on January 1, 2022.

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma adjustments deemed to be directly related to the Merger and expected to be incurred either prior to the transaction or post-close, irrespective of whether such adjustment is deemed to be recurring.

The pro forma adjustments are subject to modification based on the final determination of the fair value of the assets acquired and liabilities assumed and additional information that may become available. This may cause the final adjustments to be materially different from the unaudited pro forma condensed combined financial information presented below. Management performed a preliminary review of SomaLogic’s accounting policies and did not identify any material adjustments to be made to align accounting policies. Standard BioTools management is in-process of performing a detailed review of SomaLogic’s accounting policies in an effort to determine if differences in accounting policies require further adjustment or reclassification of SomaLogic’s results of operations or assets or liabilities to conform to Standard BioTools accounting policies and classification. As a result, Standard BioTools may subsequently identify additional differences in the accounting policies which could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the business combination had been completed on the dates set forth above, nor is it indicative of future results or financial position of the combined company. The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the business combination. The pro forma adjustments, which Standard BioTools believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the following:

●	The accompanying notes to the unaudited pro forma condensed combined financial information;

●	The historical audited consolidated financial statements of Standard BioTools as of and for the year ended December 31, 2022, included in Standard BioTools’ Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 14, 2023;

●	The historical unaudited condensed consolidated financial statements of Standard BioTools as of and for the nine months ended September 30, 2023, included in Standard BioTools’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 7, 2023;

●	The historical audited consolidated financial statements of SomaLogic as of and for the year ended December 31, 2022, included in SomaLogic’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 28, 2023; and

●	The historical unaudited condensed consolidated financial statements of SomaLogic as of and for the nine months ended September 30, 2023, included in SomaLogic’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 8, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2023

(In thousands)

	Standard BioTools Inc (Historical)	SomaLogic Inc (Note 3)	Transaction Accounting Adjustments	Note 5	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$79,655	$305,571	$(1,900)	A	$383,326
Short-term investments	49,195	148,239	-		197,434
Accounts receivable	16,560	20,730	-		37,290
Inventories, net	21,927	13,884	-		35,811
Prepaid expenses and other current assets	3,404	5,681	(379)	B	8,706
Total current assets	170,741	494,105	(2,279)		662,567
Property and equipment, net	24,538	18,172	-		42,710
Non-current inventories, net	-	11,119	-		11,119
Accounts receivable, net of current portion	-	8,681	-		8,681
Operating lease right-of-use asset, net	31,191	4,268	74	C	35,533
Other non-current assets	2,390	1,604	-		3,994
Intangible assets		16,700	(16,700)	D	-
Developed technology, net	4,200	-	5,800	D	10,000
Trade Name	-	-	2,800	D	2,800
Customer Relationships	-	-	2,500	D	2,500
Goodwill	106,225	10,399	(10,399)	D	106,225
Total assets	$339,285	$565,048	$(18,204)		$886,129
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,327	$11,458	$-		$18,785
Accrued compensation and related benefits	10,423	9,363	(159)	E	19,627
Operating lease liabilities, current	3,980	1,970	(142)	C	5,808
Deferred revenue, current	$11,234	3,074	$-		14,308
Deferred grant income, current	3,637	-	-		3,637
Other accrued liabilities	10,199	1,916	11,969	F	24,084
Term loan, current	5,000	-	-		5,000
Total current liabilities	51,800	27,781	11,668		91,249
Convertible notes, net	54,975	-	-		54,975
Term loan, non-current	4,615	-	-		4,615
Deferred tax liability	1,017	1,060	(1,060)	G	1,017
Operating lease liabilities, non-current	31,150	2,763	(249)	C	33,664
Deferred revenue, non-current	3,474	30,944	-		34,418
Deferred grant income, non-current	11,635	-	-		11,635
Warrant Liability		2,317	-		2,317
Other non-current liabilities	1,086	3,444	-		4,530
Total liabilities	159,752	68,309	10,359		238,420
Mezzanine equity:	311,253	-	-		311,253
Stockholders’ equity (deficit):
Preferred stock	-	-	-		-
Common stock	82	19	190	E,H,I	291
Additional paid-in capital	856,926	1,186,420	(745,017)	E,H,I	1,298,329
Accumulated other comprehensive loss	(1,949)	(14)	14	I	(1,949)
Accumulated deficit	(980,976)	(689,686)	716,250	A-I	(954,412)
Treasury stock at cost	(5,803)	-	-		(5,803)
Total stockholders’ equity (deficit)	(131,720)	496,739	(28,563)		336,456
Total liabilities and stockholders’ equity (deficit)	$339,285	$565,048	$(18,204)		$886,129

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

(In thousands, except for share and per share amounts)

	Standard BioTools Inc (Historical)	SomaLogic Inc (Note 3)	Transaction Accounting Adjustments	Note 5	Pro Forma Combined
Revenue:
Product revenue	$57,814	$7,513	$-		$65,327
Service revenue	19,268	52,882	-		72,150
Development revenue	-	2,288	-		2,288
Other revenue	1,070	212	-		1,282
Total revenue	78,152	62,895	-		141,047
Cost of revenue					-
Cost of product revenue	33,276	3,773	3	D,E	37,052
Cost of service and other revenue	7,783	31,353	(48)	D,E	39,088
Total costs of revenue	41,059	35,126	(45)		76,140
Gross Profit	37,093	27,769	45		64,907
Operating expenses:
Research and development	19,039	35,340	(2,633)	E	51,746
Selling, general and administrative	66,187	87,642	(6,836)	D,E	146,993
Restructuring and related charges	5,415	-	-		5,415
Transaction-related expenses	1,666	4,157	-		5,823
Total operating expenses	92,307	127,139	(9,469)		209,977
Income (loss) from operations	(55,214)	(99,370)	9,514		(145,070)
Interest expense	(3,469)	-	-		(3,469)
Change in fair value of warrant liability	-	1,896	-		1,896
Change in fair value of earn-out liability	-	15	-		15
Other income, net	4,417	16,810	-		21,227
Income (loss) before income taxes	(54,266)	(80,649)	9,514		(125,401)
Income tax benefit (expense)	(614)	(482)	-	G	(1,096)
Net (loss) income	$(54,880)	$(81,131)	$9,514		$(126,497)
Net loss per share, basic and diluted	(0.69)	(0.43)	-		(0.44)
Shares used in computing net loss per share, basic and diluted	78,967	186,781	22,796	K	288,544

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(In thousands, except for share and per share amounts)

	Standard BioTools Inc (Historical)	SomaLogic Inc (Note 3)	Transaction Accounting Adjustments		Note 5	Pro Forma Combined
Revenue:
Product revenue	$72,454	$4,243	$			$76,697
Service revenue	23,712	63,038		-		86,750
Development revenue	818	3,051		-		3,869
Other revenue	964	27,334		-		28,298
Total revenue	97,948	97,666		-		195,614
Cost of revenue				-		-
Cost of product revenue	52,555	1,945		(6)	D,E	54,494
Cost of service and other revenue	8,342	41,419		(314)	D,E	49,447
Total costs of revenue	60,897	43,364		(320)		103,941
Gross Profit	37,051	54,302		320		91,673
Operating expenses:
Research and development	38,498	73,444		(4,620)	E	107,322
Selling, general and administrative	114,758	156,619		(22,879)	A,D,E	248,498
Transaction-related expenses	-	-		11,969	F	11,969
Total operating expenses	153,256	230,063		(15,530)		367,789
Income (loss) from operations	(116,205)	(175,761)		15,850		(276,116)
Interest expense	(4,331)	-		-		(4,331)
Change in fair value of warrant liability	-	30,968		-		30,968
Change in fair value of earn-out liability	-	26,870		-		26,870
Loss on forward sale of Series B Preferred Stock	(60,081)	-		-		(60,081)
Loss on bridge loans	(13,719)	-		-		(13,719)
Surplus funding from NIH Contract	153	-		-		153
Gain on bargain purchase	-	-		40,427	J	40,427
Other income, net	1,255	8,049		-		9,304
Income (loss) before income taxes	(192,928)	(109,874)		56,277		(246,525)
Income tax benefit (expense)	2,830	717		-	G	3,547
Net (loss) income	$(190,098)	$(109,157)		$56,277		$(242,978)
Net loss per share, basic and diluted	(2.43)	(0.59)		-		(0.84)
Shares used in computing net loss per share, basic and diluted	78,305	183,992		25,585	K	287,882

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of Transaction

On October 4, 2023, Standard BioTools, SomaLogic and Merger Sub entered into the Merger Agreement. The Merger contemplated by the Merger Agreement was implemented through a merger of Merger Sub with and into SomaLogic, with SomaLogic becoming a wholly owned subsidiary of Standard BioTools. The Merger closed on the morning of January 5, 2024, prior to market opening.

At the Effective Time of the Merger, each share of SomaLogic Common Stock issued and outstanding immediately prior to the Effective Time of the Merger was cancelled and became the right to receive 1.11, fully paid and non-assessable shares of Standard BioTools Common Stock, and cash in lieu of fractional shares. The Merger Agreement also provided that at the Effective Time, each SomaLogic restricted stock unit (each, a “SomaLogic RSU”), other than those SomaLogic RSUs that accelerated or lapsed as a result of the Merger, was assumed by Standard BioTools, the number of which was adjusted in accordance with the Exchange Ratio, and in accordance with the terms of the Merger Agreement. In addition, each outstanding and unexercised option to acquire SomaLogic Common Stock granted under the SomaLogic equity plan (each, a “SomaLogic Stock Option”) became an option to acquire Standard BioTools Common Stock (each, a “Standard BioTools Stock Option”), with the number of shares and exercise price adjusted by the Exchange Ratio, in accordance with the terms of the Merger Agreement. Immediately following the Effective Time, SomaLogic shareholders and Standard BioTools shareholders own approximately 57% and 43%, respectively, of the Standard BioTools Common Stock, calculated based on a fully diluted basis.

The Merger is accounted for as an acquisition of a business pursuant to Accounting Standards Codification Topic 805 — Business Combinations (“ASC 805”). Based on the facts and considerations of the criteria in ASC 805, Standard BioTools is the accounting acquirer and will record assets acquired and liabilities assumed from SomaLogic at their respective fair values. As the estimated fair value of the assets acquired and liabilities assumed exceeds the purchase price, the transaction resulted in a bargain purchase gain. Standard BioTools is considered to be the accounting acquirer based on an evaluation of all the facts and circumstances, including but not limited to:

●	Standard BioTools initiated the transaction negotiations as part of management’s strategic focus to achieve growth through mergers and acquisitions.

●	Standard BioTools shares are issued to effect the Merger and will remain outstanding. The merged entity retained the Standard BioTools name.

●	The composition of the combined company’s board of directors consists of seven total members. Pursuant to the Merger Agreement, three directors were appointed by Standard BioTools (one of which will be the designee of the holders of the Series B-2 Preferred Stock), three directors were appointed by SomaLogic and the holders of Series B-1 Preferred Stock appointed the seventh director based on its rights as a holder of the Series B-1 Preferred Stock. As such, Standard BioTools was determined for accounting purposes to have the right to appoint four of the seven total members of the board. All directors were appointed with term limits while two of the directors appointed by Standard BioTools are not subject to a term limit.

●	The Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer of Standard BioTools will continue to serve in the respective roles in the combined company.

2.	Basis of presentation

The unaudited pro forma condensed combined financial statements and related notes are prepared in accordance with Article 11 of Regulation S-X and present the historical financial information of Standard BioTools and SomaLogic and present the pro forma effects of the Merger and certain transaction accounting adjustments described herein. The historical financial information of Standard BioTools and SomaLogic have been prepared in accordance with U.S. GAAP.

The business combination is accounted for using the acquisition method of accounting as per the provisions of ASC 805, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical consolidated financial statements of Standard BioTools and the historical consolidated financial statements of SomaLogic. Under ASC 805, all assets acquired, and liabilities assumed in a business combination are recognized and measured at their estimated acquisition date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the estimated fair value of assets acquired and liabilities assumed over the purchase price is recorded as a bargain purchase gain.

The pro forma adjustments represent Management’s best estimates and are based upon currently available information and certain assumptions that management believes are reasonable under the circumstances. The estimated fair values assigned in this unaudited pro forma condensed combined financial information are preliminary and represent Management’s current best estimate of fair value and are subject to revision which may result in material adjustments through the end of the measurement period.

The unaudited condensed combined pro forma financial statements are not necessarily indicative of what the combined company’s financial position or results of operations would have been had the Merger been completed on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined Company.

There were no material transactions between Standard BioTools and SomaLogic during the periods presented in the unaudited pro forma condensed combined financial statements.

3.	Reclassifications

Certain reclassifications were made to align SomaLogic’s financial statement presentation with that of Standard BioTools based on information available to date.

SomaLogic Financial Statement Line	SomaLogic Historical Amount	Reclassifications	SomaLogic Historical Reclassified Amount	Standard BioTools Financial Statement Line
(in thousands)
Balance Sheet as on September 30, 2023
Investments	$148,239	$-	$148,239	Short-term investment
Inventory	13,884	-	13,884	Inventories, net
Deferred costs of services	379	-	379	Prepaid expenses and other current assets
Other long-term assets	5,872	(4,268)	1,604	Other non-current assets
		4,268	4,268	Operating lease right-of-use asset, net
Total Assets	168,374	-	168,374
Accrued Liabilities	(10,829)	9,363	(1,466)	Other accrued liabilities
		(9,363)	(9,363)	Accrued compensation and related benefits
Other current liabilities	(2,420)	1,970	(450)	Other accrued liabilities
		(1,970)	(1,970)	Operating lease liabilities, current
Deferred revenue	(3,074)	-	(3,074)	Deferred revenue, current
Deferred revenue, net of current portion	(30,944)	-	(30,944)	Deferred revenue, non-current
Other long-term liabilities	(7,267)	3,823	(3,444)	Other non-current liabilities
		(1,060)	(1,060)	Deferred tax liability
		(2,763)	(2,763)	Operating lease liabilities, non-current
Total Liabilities	$(54,534)	$-	$(54,534)

Income Statement for the nine months ended September 30, 2023
Assay services revenue	$52,882	$-	$52,882	Service revenue
Collaboration revenue	2,288	-	2,288	Development revenue
Cost of assay services revenue	(31,353)	-	(31,353)	Cost of service revenue
Transaction costs	(4,157)	-	(4,157)	Transaction-related expenses
Interest income and other, net	16,810	-	16,810	Other income, net
Income tax benefit (provision)	(482)	-	(482)	Income tax benefit (expense)
Net (loss) income	$35,988	$-	$35,988

Income Statement for the year ended December 31, 2022
Assay services revenue	$63,038	$-	$63,038	Service revenue
Collaboration revenue	3,051	-	3,051	Development revenue
Cost of assay services revenue	(41,419)	-	(41,419)	Cost of service revenue
Interest income and other, net	8,049	-	8,049	Other income, net
Income tax benefit (provision)	717	-	717	Income tax benefit (expense)
Net (loss) income	$33,436	$-	$33,436

4.	Purchase price and preliminary allocation

Purchase price

As of the Effective Time, SomaLogic shareholders are entitled to receive approximately 209.6 million shares of Standard BioTools Common Stock. In addition, pursuant to the terms of the Merger Agreement, Standard BioTools substituted all outstanding and unexercised SomaLogic Stock Options and all outstanding SomaLogic RSUs with Standard BioTools Stock Options and RSUs with similar remaining vesting terms and adjusted exercise prices in connection with Exchange Ratio. Additionally, the SomaLogic ESPP Options were exercised immediately prior to the Merger, and are included in the SomaLogic Common Stock issued and outstanding as of January 5, 2024.

The accompanying unaudited pro forma condensed combined financial statements reflect a purchase price of approximately $441.5 million, determined as of January 5, 2024, which consists of the following (in thousands, except exchange ratio and share price):

Preliminary purchase price
SomaLogic Common Stock issued and outstanding as of January 5, 2024	188,808
Fixed Exchange Ratio	1.11
Number of shares of Standard BioTools Common Stock issued	209,577
Standard BioTools Common Stock opening price at January 5, 2024	$2.00
Preliminary purchase price paid for SomaLogic Common Stock (1)	$419,154
Fair value of replacement Standard BioTools Stock Options attributable to the purchase price (2)	$22,306
Total Preliminary Purchase Price	$441,460
Fair value of net assets acquired	481,887
Bargain Purchase Gain	(40,427)

(1)	SomaLogic shareholders are entitled to receive 209.6 million shares of Standard BioTools Common Stock. The aggregate fair value of those shares is $2.00 per share, which is based on the opening price on the closing date.

(2)	Standard BioTools issued approximately 28.0 million Standard BioTools Stock Options as replacement awards to outstanding and unexercised holders of SomaLogic Stock Options. The aggregate fair value of those replacement awards of $35.5 million has been estimated using the Black Scholes option pricing model and $2.00 per share. Of that amount, $22.3 million was allocated to purchase consideration, based on the portion of the replacement awards’ fair value attributable to pre- combination employee services, and $13.2 million was allocated to future employee services and will be expensed as stock-based compensation on a straight-line basis over the remaining service periods of those awards.

Preliminary purchase price allocation

For purposes of developing the unaudited pro forma condensed combined financial information as of September 30, 2023, acquired assets of SomaLogic, including identifiable intangible assets, and liabilities assumed, have been recorded at their estimated fair values. Standard BioTools has engaged a third-party valuation company to assist it in completing the valuation of certain assets to be acquired and liabilities to be assumed. The pro forma adjustments are based on preliminary estimates of the fair values of assets acquired and liabilities assumed and information currently available. Detailed valuations and assessments, including valuations of intangible and tangible assets and liabilities assumed, as well as the assessment of the tax positions and rates of the combined business, are in process and may not be completed until the end of the measurement period (up to one year from the Merger closing date). The estimated fair values assigned in this unaudited pro forma condensed combined financial information are preliminary and represent management’s current best estimate of fair value and are subject to revision, which may result in material adjustments through the end of the measurement period.

The following table sets forth a preliminary allocation of the estimated purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed of SomaLogic based on SomaLogic’s unaudited interim consolidated balance sheet as of September 30, 2023, with the excess of the fair value of net assets acquired over the purchase price recorded as a bargain purchase gain (in thousands):

Total current assets	$493,726
Property and equipment, net	18,172
Non-current Inventory	11,119
Accounts receivable, net of current portion	8,681
Operating lease right-of-use asset, net	4,342
Other non-current assets	1,604
Trade Name	2,800
Developed Technology	5,800
Customer Relationships	2,500
Total assets acquired	$548,744
Total current liabilities	27,638
Operating lease liabilities, non-current	2,514
Deferred revenue, non-current	30,944
Other non-current liabilities	5,761
Total liabilities assumed	66,857
Net Assets Acquired	$481,887
Total preliminary estimated purchase price	441,460
Gain on bargain purchase	$(40,427)

The preliminary purchase price allocation resulted in a bargain purchase gain because the value of the purchase price is primarily driven by the price of Standard BioTools Common Stock and is highly sensitive to changes in the stock price. The price of a share of Standard BioTools Common Stock fell from a closing price of $2.70 on October 3, 2023, the day before the Merger was announced, compared to the share price of $2.00 as of the opening of market on January 5, 2024. The bargain purchase gain is recognized on a separate line item within the unaudited pro forma condensed combined statement of operations.

5.	Transaction accounting adjustments

The adjustments included in the unaudited preliminary pro forma condensed combined financial statements are as follows:

A.	Represents an adjustment to reflect $1.9 million in cash transaction bonuses paid upon closing of the Merger by Standard BioTools to SomaLogic executives newly appointed as executives of Standard BioTools.

B.	Represents an adjustment to remove the deferred cost of services of $0.4 million, as unamortized fulfilment costs of an acquiree do not meet the definition of an asset to the acquirer.

C.	Represents an adjustment to the right-of-use assets and lease liabilities for real estate leases acquired as part of the Merger. Standard BioTools calculated the lease liability based on the remaining lease payments and Standard BioTool’s incremental borrowing rate as of September 30, 2023. This resulted in a decrease to the current lease liability of $0.1 million, presented in operating lease liabilities, current, and a decrease to the noncurrent lease liability of $0.2 million, presented in operating lease liabilities, non-current. The right-of-use asset is calculated based on the lease liability, as there were no lease incentives or tenant improvement allowances to be received post-close. This resulted in an increase to operating lease right-of-use asset, net of $0.1 million.

D.	Represents an adjustment to eliminate SomaLogic’s historical intangible assets of $16.7 million and historical goodwill of $10.4 million. This adjustment also establishes the estimated fair values of the acquired identifiable intangible assets consisting of trade name, developed technology and customer relationships at a total estimated fair value of $11.1 million, which, as noted above, is preliminary and subject to change through the end of the measurement period.

The fair value of the intangible assets has been estimated based on third-party preliminary studies utilizing income and market-based methodologies and corroborated with publicly available market benchmarks.

Estimated useful lives (where relevant for the purposes of the unaudited pro forma condensed combined financial information) are based on the time periods during which the intangibles are expected to result in substantial incremental cash flows. The following table summarizes the estimated fair values of SomaLogic’s identifiable intangible assets, their estimated useful lives and the impact to amortization reflected in the condensed combined statements of operations (in thousands, except for useful lives):

			Pro Forma Amortization Expense
	Fair Value	Estimated Useful Life (in years)	Year Ended December 31, 2022	Nine Months Ended September 30, 2023
Trade name	$2,800	8	$350	$263
Developed technology	5,800	11	528	395
Customer relationships	2,500	13	192	144
Total	$11,100		$1,070	$802

The amortization expense related to developed technology is presented in cost of products and cost of services proportionately with SomaLogic’s historic product and service revenue, respectively, and the amortization expense related to customer relationships and trade name is presented in selling, general and administrative expenses. The following table summarizes the total amortization expense presented in the condensed combined statement of operations (in thousands):

	Pro Forma Amortization Expense
	Year Ended December 31, 2022	Nine Months Ended September 30, 2023
Cost of product revenue	$33	$49
Cost of service revenue	495	346
Selling, general and administrative	542	407
Total	$1,070	$802

E.	Represents $22.3 million of consideration transferred related to the pre-combination employee services for the replacement stock options granted to SomaLogic employees by Standard BioTools. This adjustment also represents the elimination of the existing SomaLogic liability related to the ESPP Options of $0.2 million, which was settled immediately prior to the Merger.

Also, represents the adjustment to eliminate SomaLogic’s historical stock-based compensation expense and record the incremental stock-based compensation expense related to the post-combination expense for the replacement Standard BioTools Stock Options and RSUs. The total pro forma stock-based compensation expense includes SomaLogic Common Stock subject to vesting conditions issued to Palamedrix founder employees, and the value of milestone consideration replacement awards of Palamedrix non-founder and founder employees, per SomaLogic’s acquisition of Palamedrix in 2022. This adjustment also includes the stock-based compensation expense from new Performance Units (each, a “PSU”) and Stock Options which will be issued to new executives upon the close of the Merger. The incremental expense is allocated to each financial statement line item as follows (in thousands):

Year Ended December 31, 2022
	Removal of historical SomaLogic expense	Post- combination stock options expense	Post- combination RSU expense	Palamedrix Founder expense	New Executive PSU expense	Total Adjustment	Total Pro Forma Expense
Cost of product revenue	$(53)	$9	$5	$-	$-	$(40)	$13
Cost of service revenue	(1,080)	176	97	-	-	(808)	272
Research and development	(8,186)	1,107	610	1,848	-	(4,620)	3,566
Selling, general and administrative	(34,290)	5,581	3,073	-	315	(25,322)	8,968
Total stock-based compensation expense	$(43,609)	$6,873	$3,785	$1,848	$315	$(30,790)	12,819

Nine Months Ended September 30, 2023
	Removal of historical SomaLogic expense	Post- combination stock options expense	Post- combination RSU expense	Palamedrix Founder expense	New Executive (PSU expense	Total Adjustment	Total Pro Forma Expense
Cost of product revenue	$(67)	$13	$6	$-	$-	$(47)	$20
Cost of service revenue	(556)	108	52	-	-	(395)	161
Research and development	(4,569)	694	334	908	-	(2,633)	1,936
Selling, general and administrative	(10,302)	2,010	964	-	86	(7,243)	3,059
Total stock-based compensation expense	$(15,494)	$2,825	$1,356	$908	$86	$(10,318)	$5,176

F.	Represents an adjustment to reflect an accrual of additional $12.0 million in transaction costs incurred by Standard BioTools from October 1, 2023 that are not reflected in the historical financial statements. Additionally, $5.8 million of transaction costs have been incurred as of September 30, 2023 and are included in the historical balance sheets and statements of operations of Standard BioTools and SomaLogic for the nine months ended September 30, 2023.

G.	Represents an adjustment to deferred tax liabilities for the tax effects of recognizing the preliminary purchase price allocation reflected herein (calculated at an estimated federal and state blended statutory rate of 24.34%). This resulted in an adjustment to deferred tax liabilities of $1.1 million as of September 30, 2023. These adjustments are based on estimates of the fair value of SomaLogic’s assets to be acquired, liabilities to be assumed, and the related purchase price allocations. These estimates are subject to further review by Standard BioTools’ and SomaLogic’s respective managements, which may result in material adjustments to deferred taxes with an offsetting adjustment to the bargain purchase gain.

The unaudited pro forma condensed combined financial information does not reflect any adjustments for the income tax effect of the transaction accounting adjustments described above, as both companies continue to experience losses, are in historical cumulative loss positions and have established valuation allowances offsetting net deferred tax assets. The income tax effects of the pro forma adjustments would be fully offset by corresponding adjustments to the valuation allowances, resulting in no net effect on the pro forma condensed combined statements of operations.

The effective tax rate of the combined company could be significantly different than what is presented in these unaudited pro forma financial statements depending on post-business combination activities, including legal entity restructuring, repatriation decisions, and the geographical mix of taxable income.

H.	Represents the portion of the purchase price related to the issuance of 209.6 million shares of Standard BioTools Common Stock to SomaLogic shareholders, worth $419.2 million. The fair value of the Standard BioTools Common Stock was based on the opening price on January 5, 2024 of $2.00 per share

I.	Represents an adjustment to eliminate SomaLogic’s historical equity.

J.	Represents the excess of the estimated fair value of the net assets acquired over the purchase price as a gain on bargain purchase of $40.4 million for the year ended December 31, 2022.

K.	Represents an adjustment to the weighted average shares outstanding due to the increase of the number of shares outstanding in relation to the transaction. The detail of the adjustment to the weighted average shares outstanding is as follows:

	Nine Months ended September 30, 2023	Year ended December 31, 2022
Number of Standard BioTools Common Stock issued as preliminary purchase price	209,577	209,577
Elimination of SomaLogic’ s historical shares used in computing net loss per share, basic and diluted	(186,781)	(183,992)
Total proforma adjustment to shares used in computing net loss per share, basic and diluted	22,796	25,585

6.	Pro Forma Loss Per Share

The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2022, and the nine months ended September 30, 2023. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the total number of shares of common stock of the combined company that is outstanding as of the closing date (see Note 5 adjustment K). For the year ended December 31, 2022 and the nine months ended September 30, 2023, the pro forma weighted average shares outstanding and proforma net loss per share has been calculated as follows:

(In thousands, except per share data)	Nine Months ended September 30, 2023	Year ended December 31, 2022
Pro forma net loss	$(126,497)	$(242,978)
Total weighted average shares outstanding	288,545	287,882
Pro forma basic net loss per share - basic and diluted***	(0.44)	(0.84)

*** The following potentially dilutive common shares were excluded from the computations of diluted net loss per share for the periods presented because including them would have been anti-dilutive:

	Nine Months ended September 30, 2023	Year ended December 31, 2022
Replacement Stock Options and RSUs issued as part of the Merger	30,901	30,901
New stock options and PSUs issued for executives as part of the Merger	400	400
Replacement awards for the Palamedrix founders issued as part of the Merger	588	588
Standard BioTools' Stock options, RSUs, and performance stock awards	16,872	15,455
Standard BioTools’ Series B Preferred Stock	75,164	75,164
Standard BioTools’ 2019 Convertible Notes	18,966	18,966
Standard BioTools’ 2019 Convertible Notes potential make-whole shares	2,181	4,741
Standard BioTools’ 2014 Convertible Notes	10	10
SomaLogic Public warrants and private placement warrants	10,533	10,533
Total anti-dilutive shares	155,615	156,758